    As filed with the Securities and Exchange Commission on August 22, 2000
                                                    Registration No. 333-_______
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                               ________________

                                   FORM S-3

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ________________

                            Western Resources, Inc.
            (Exact name of registrant as specified in its charter)

                         Kansas                                                                48-0290150
(State or other jurisdiction of incorporation or organization)                     (I.R.S. Employer Identification No.)

                                ________________

                            818 South Kansas Avenue
                             Topeka, Kansas  66612
                                (785) 575-6300
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ________________


                              Richard D. Terrill
                         Executive Vice President and
                                General Counsel
                            Western Resources, Inc.
                            818 South Kansas Avenue
                             Topeka, Kansas  66612
                                (785) 575-6322
(Name, address, including zip code, and telephone, number, including area code, of agent for service)

                                ________________

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                             CALCULATION OF REGISTRATION FEE

===================================================================================================================================
        Title of each class          Amount to be       Proposed maximum          Proposed maximum aggregate         Amount of
  of securities to be registered      registered   offering price per unit (1)        offering price (1)        registration fee (2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock ($5.00 par value)         6,000,000           $18.28125                    $109,687,500                 $28,958
===================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee and based on the average of the high and low prices reported for the common stock of Western Resources, Inc. on August 17, 2000, which was $18.28125 per share, as reported on the consolidated reporting system of the New York Stock Exchange.

(2) The registration fee paid herewith relates to 6,000,000 new shares of common stock being registered hereunder. The remaining number of shares of common stock included in this registration statement (639,238 shares at a proposed maximum aggregate offering price of $16,540,283) relate to Registration Statement No. 33-76545 (see below) for which a registration fee of $4,599 was paid at the time of filing.

================================================================================


Pursuant to Rule 429 of the rules and regulations of the Securities and Exchange Commission under the Securities Act of 1933, as amended, this Registration Statement also relates to 639,238 shares of common stock registered under Registration Statement No. 33-76545 and this Registration Statement constitutes Post-Effective Amendment No. 1 to such Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS         Subject to Completion, dated August 22, 2000


                            WESTERN RESOURCES, INC.
                          DIRECT STOCK PURCHASE PLAN

     This plan is being offered to shareholders of Western Resources, Inc. Our Direct Stock Purchase Plan provides investors with a convenient and economical method of purchasing shares of Western Resources common stock, which is listed on the New York Stock Exchange under the symbol "WR."

     The plan features include:

 . You may reinvest all or a portion of your cash dividends in additional shares of common stock.

 . You may purchase additional shares of common stock up to $10,000 per month, with a minimum investment of $50. Optional cash investments in excess of $10,000 may be made without prior written permission from us.

 . Persons not presently owning shares of common stock may become participants by making an initial cash investment for the purchase of common stock of not less than $250 and not more than $10,000 per month, without prior written permission from us.

 . Holders of common stock held by brokers or nominees may participate in the plan. Brokers or nominees may reinvest dividends and make optional cash investments on behalf of beneficial owners.

 . Common stock purchased from us may be priced at a discount from recent market prices. The discount currently is 3 percent, but may vary from 0 to 10 percent. No discount will be available for common stock purchased in the open market or privately negotiated transactions.

 . Dividends are calculated on all full and fractional shares of common stock in the plan.

 . You may deposit your common stock certificates, at no cost, into the plan for safekeeping.

 . You may direct us to transfer, at no cost, all or a portion of your shares of common stock in the plan.

 .  You may sell shares held by the plan.

     The price of shares of common stock purchased under the plan will be either
(a) the average cost of all shares purchased for the applicable investment date, if purchased on the open market or by negotiated transaction, (b) the average of the high and low sales prices of the shares of common stock for the applicable investment date, as reported on the New York Stock Exchange, less any applicable discount, if purchased from us, or (c) for shares purchased under the request for waiver, the average of the daily high and low sales prices of the common stock as reported on the NYSE for the twelve trading days immediately preceding the applicable waiver investment date. A trading date means a day on which trading in common stock is reported on the NYSE. The closing price of the common stock on August 17, 2000, as shown on the New York Stock Exchange Consolidated Tape, was $18.3125 per share. This prospectus relates to 6,639,238 shares of common stock offered for purchase under the plan.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                The date of this prospectus is August __, 2000.

                               TABLE OF CONTENTS

The Company...................................     4           Sale of Shares.......................................   17
Where You Can Find More Information...........     4           Stock Certificates...................................   17
Forward-Looking Statements....................     6           Certificate Safekeeping..............................   17
Plan Administration ..........................     7           Transfer of Shares Held in the Plan..................   18
Common Questions about the Plan...............     7           Changing Your Plan Options...........................   18
Plan Administrative Costs.....................    11           Tax Consequences of Participation in the Plan........   18
Plan Enrollment...............................    11           Stock Splits, Stock Dividends and Rights Offerings...   19
Employee Enrollment...........................    12           Voting Rights........................................   19
Dividend Reinvestment Options.................    12           Limitations on Liability.............................   19
Optional Cash Investment......................    13           Changes to the Plan..................................   19
Refunds of Initial Investments                                 Use of Proceeds......................................   20
     and Optional Cash Purchasers.............    14           Plan of Distribution and Underwriters................   20
Request for Waiver............................    14           Experts..............................................   20
Returned Checks...............................    15           Legal Opinions.......................................   21
Purchase of Shares............................    16           No Other Representations.............................   21
Automatic Electronic Investment...............    16

                                  THE COMPANY

     Western Resources, Inc. is a publicly-traded consumer services company with its principal executive offices at 818 South Kansas Avenue, Topeka, Kansas 66612 (telephone: 785-575-6300). Our primary business activities are providing electric generation, transmission and distribution services to approximately 634,000 customers in Kansas and providing monitored services to approximately
1.6 million customers in North America, the United Kingdom and continental Europe. Rate regulated electric service is provided by KPL, a division of the company, and Kansas Gas and Electric Company, a wholly owned subsidiary. Monitored services in North America are provided by Protection One, Inc., a publicly traded, approximately 85%-owned subsidiary. Monitored services in the United Kingdom and continental Europe are provided by subsidiaries of Westar Capital, Inc., a wholly owned subsidiary. KGE owns 47% of Wolf Creek Nuclear Operating Corporation, the operating company for Wolf Creek Generating Station. In addition, through our 45% ownership interest in ONEOK, Inc., natural gas transmission and distribution services are provided to approximately 1.4 million customers in Oklahoma and Kansas. Our investments in Protection One and ONEOK are owned by Westar Capital.

     On March 28, 2000, our board of directors approved the separation of our electric and our non-electric utility businesses. On May 17, 2000, our board of directors authorized management to explore strategic alternatives for our electric utility operations which consist of KPL and KGE. Management currently expects to identify a strategic partner for the electric utility operations prior to year end 2000. The impact of these transactions on our financial position and operating results cannot be determined until the final terms and timing of the transactions are determined. We can give no assurance as to whether or when the separation or strategic transaction may occur. For further information, see our Quarterly Report on Form 10-Q filed with the SEC on August 14, 2000.



                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. The Exchange Act file number for our SEC filings is 1-3523. You may read and copy any document we file at the following SEC public reference rooms:


Judiciary Plaza            500 West Madison Street        7 World Trade Center
450 Fifth Street, N.W.     14th Floor                     Suite 1300
Room 1024                  Chicago, Illinois  60661       New York, New York
Washington, D.C. 20549                                    10048


     You may obtain information on the operation of the public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

     We file information electronically with the SEC. Our SEC filings are available from the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically. We maintain an Internet site at http://www.wr.com, which also contains the documents we file electronically with the SEC.

     Our annual, quarterly and special reports, proxy statements and other information may also be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which certain of our securities are traded.

     The SEC allows us to "incorporate by reference" certain documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered a part of this prospectus, and information in the documents that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all the common stock. We expressly exclude from such incorporation the report of the Compensation Committee and the performance graph contained in any proxy statement filed by us subsequent to the date of this prospectus.


     .    our Annual Report on Form 10-K for the year ended December 31, 1999

     . our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000

     . our Current Reports on Form 8-K filed January 3, 2000, January 26, 2000, January 27, 2000, March 1, 2000, March 29, 2000, April 10, 2000,
          May 18, 2000, June 14, 2000, June 28, 2000 and July 28, 2000

     . the description of our common stock contained in item 7 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 1979


     We will provide a copy of the documents we incorporate by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents, at no cost, to any person who receives this prospectus, including any beneficial owner. To request a copy of any or all of these documents, you should write or telephone us at the following address and telephone number:

                       Western Resources, Inc.
                       818 South Kansas Avenue
                       Topeka, Kansas  66612
                       Attention:  Investor Relations
                       Telephone No.:  (785) 575-6379

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of the common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                           FORWARD-LOOKING STATEMENTS

     This document includes and incorporates "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified by the context of the statement and will include words such as we "believe," "anticipate," "expect" or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such statements address future events and conditions concerning capital expenditures, earnings, litigation, rate and other regulatory matters, the outcome of Protection One accounting issues reviewed by the SEC staff as disclosed in previous filings, possible corporate restructurings, mergers, acquisitions, dispositions, liquidity and capital resources, compliance with debt covenants, interest and dividends, the impact of Protection One's financial condition on our consolidated results, environmental matters, changing weather, nuclear operations, ability to enter new markets successfully and capitalize on growth opportunities in nonregulated businesses, events in foreign markets in which investments have been made, accounting matters, and the overall economy of our service area. What happens in each case could vary materially from what we expect because of such things as electric utility deregulation, including ongoing municipal, state and federal activities; future economic conditions; legislative and regulatory developments; our regulatory and competitive markets; and other circumstances affecting anticipated operations, sales and costs.

                            WESTERN RESOURCES, INC.
                           DIRECT STOCK PURCHASE PLAN


Plan Administration

     We administer the plan through our Shareholder Services Department, which keeps records and sends statements of account activity to all participants. However, we may appoint someone else to administer the plan. If we do, we will notify you. An independent agent, selected by us, buys and sells shares on the open market on your behalf. The agent will have full discretion as to all matters regarding open market purchases and sales of shares. The agent's objective is to obtain the best overall price of shares purchased and sold.

     Each participant in the plan will have a separate account. Shares of common stock purchased for the account of each participant will be registered in the name of the administrator for participants in the plan.

     All inquiries and instructions concerning the plan should be directed to:

                         Western Resources, Inc.
                         Shareholder Services
                         P.O. Box 750320
                         Topeka, Kansas 66675-0320

     You may call us between 8:00 A.M. and 5:00 P.M., central standard time, at:

                    Toll-free       1-800-527-2495
                    Local           (785) 575-6394
                    Fax             (785) 575-1796

                    Internet:       http://www.wr.com
                    E-mail:         sharsvcs@wr.com
                                    (include E-mail return address)

     Please include your shareholder account number and taxpayer identification number (social security number) on all checks and money orders and on all correspondence, as well as a daytime telephone number where you may be contacted during normal working hours.

Common Questions About The Plan

     As you review this prospectus, you will notice that this plan offers a convenient and economical way to increase your ownership of our common stock. The plan also allows a convenient way for you to keep shares with us under a custodial (safekeeping) agreement. Below are some questions and answers about the key features of our Direct Stock Purchase Plan.

1.   WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?

     Any owner of our common stock. Persons that do not own shares of our common stock may participate by making an initial investment.

2. DO I HAVE TO REINVEST ALL THE DIVIDENDS ON MY COMMON STOCK IF I PARTICIPATE IN THE PLAN?

     No.  You may reinvest all, part or none of your common stock dividends.

3. MAY I PURCHASE ADDITIONAL SHARES OF COMMON STOCK THROUGH THE PLAN FROM TIME TO TIME?

     Yes. You may invest up to $10,000 in additional shares of common stock in any month. The minimum investment is $50. Investments in excess of $10,000 may be made with prior written consent from us.

4.   MAY I DEPOSIT MY COMMON STOCK IN THE PLAN?

     You may deposit, free of any service charges, your common stock to be held by us in the plan.

5. WILL MY DIVIDENDS AND OPTIONAL CASH INVESTMENTS BE FULLY INVESTED IN COMMON STOCK?

     Yes. Both dividends and optional cash investments will be used in full to purchase additional common stock. As a result, your plan account will be credited with whole shares and a fractional shares. However, if you close your plan account, any fractional share will be paid out to you in cash.

6.   HOW ARE SHARES PURCHASED FOR MY PLAN ACCOUNT?

     At our option, shares for your plan account are purchased either on the open market, in privately negotiated transactions or directly from us.

7.   HOW IS THE PRICE OF SHARES BOUGHT OR SOLD DETERMINED?

     The price of shares is determined differently based upon whether such shares are bought in the open market, bought directly from us or are being sold.

     SHARES BOUGHT ON THE OPEN MARKET

     For shares bought on the open market, the price will be calculated as the weighted average price of all shares bought for the investment date. The price will include any brokerage commission and fees.

     SHARES BOUGHT DIRECTLY FROM WESTERN RESOURCES

     For shares bought directly from us, we average the high and low sale prices of our common stock on the investment date. If a discount is offered, the average of the high and low sales prices is reduced by the discount. The discount, currently 3%, may vary between 0 and 10%, and will be established by us after a review of current market conditions, the level of participations and current and projected capital needs. If our common stock is not traded on that date, we use the prices from the previous trading day. There are no brokerage commissions or fees when shares are purchased from us.

     The price of common stock purchased from us under the request for waiver will be the average of the daily high and low sales prices of the common stock as reported on the NYSE for the twelve trading days immediately preceding a waiver investment date, less the applicable discount.

     SHARES SOLD

     For shares sold, the price will be calculated as the weighted average price of all plan shares sold on the sale date. The price will include any brokerage commission and fees.

8.   WHEN ARE DIVIDENDS REINVESTED?

     We reinvest dividends on each dividend payment date. For our common stock, the dividend payment dates are the first business days of January, April, July and October.

9.   WHEN ARE OPTIONAL CASH INVESTMENTS CREDITED TO MY PLAN ACCOUNT?

     Optional cash investments are credited to your plan account on the day the investment is received by Shareholder Services. We will not pay interest on any optional cash investment amounts received and held for investment under the plan.

10. ARE THERE BROKERAGE COMMISSIONS AND FEES FOR BUYING OR SELLING SHARES THROUGH THE PLAN?

     Yes. Brokerage commissions and fees are charged on shares bought or sold in the open market. These fees are based on the number of shares bought or sold and the price per share. Currently, brokerage commissions and fees are expected to be no more than 5 cents per share for purchases and approximately 7.25 cents per share for sales. There are no commissions or fees when the plan buys shares directly from us.

11.  ARE THERE ANY OTHER FEES FOR BUYING AND SELLING SHARES THROUGH THE PLAN?

     No.

12.  WHEN WILL I RECEIVE AN ACCOUNT STATEMENT?

     We will send you a statement for every month in which there is activity in your plan account. Activity in your plan account includes when:

     - we reinvest a dividend for you,

     - you remit an optional cash investment,

     - you deposit shares under the safekeeping feature of the plan,

     - you withdraw or transfer shares, or

     - you terminate your participation.

     In addition, we will send you an annual statement in December detailing all account activity during the prior year. PLEASE KEEP YOUR STATEMENTS. YOU WILL NEED THEM FOR TAX PURPOSES.

13.  MAY I TRANSFER SHARES FROM ONE ACCOUNT TO ANOTHER?

     Yes.  We will send the required instructions upon request.

14.  WILL YOU ISSUE A STOCK CERTIFICIATE FOR THE SHARES IN MY ACCOUNT?

     All shares purchased for you through the plan will be held by the custodian for you. You may request a stock certificate at any time by sending us a written request. We do not issue a certificate for a fractional share.

15. IF MY SHARES ARE HELD IN "STREET NAME" BY A STOCKBROKER, MAY I PARTICIPATE IN THE PLAN?

     Yes. You may request your broker to participate on your behalf either by reinvesting dividends or by making optional cash investments.

     Alternatively, you may ask your broker to transfer shares into your name so you can participate directly with us and take advantage of all the plan features.

     Different brokers have different conditions and procedures for participating in the plan on your behalf or for transferring shares into your name. You should contact your broker if you have questions about this.

16.  ARE YOUR DIVIDENDS TAXABLE INCOME?

     Yes. Dividends are taxable income whether reinvested or paid in cash. We will send you an IRS Form 1099-DIV each January showing your dividend income for the previous year.

17.  MAY I RECEIVE DIVIDENDS IN CASH FOR SHARES I HOLD IN STOCK CERTIFICATE
     FORM?

     Yes. You do not have to reinvest dividends on shares you hold in certificate form.

18.  MAY I RECEIVE DIVIDENDS IN CASH FOR SHARES HELD IN MY PLAN ACCOUNT?

     Yes. You are not required to reinvest dividends on the shares held in your plan account.

19.  IS INTEREST PAID ON ANY CASH HELD BY THE PLAN PRIOR TO INVESTMENT?

     No. We do not pay interest on any funds held by us prior to investment in additional common stock.

20.  MAY I DETERMINE AT WHAT PRICE SHARES ARE BOUGHT AND SOLD ON MY BEHALF?

     No. You will have no control over the price at which stock is bought whether on the open market or from us. Likewise, you will have no control over the price at which shares are sold by the independent agent. You will bear the market risk associated with fluctuations in the price of our common stock.

21.  MAY I ASK TO HAVE MY MONEY RETURNED?

     Yes. If you have sent money for an optional cash investment, that money can be returned to you if we receive a written request no later than three business days prior to the investment date following receipt of your payment.

Plan Administrative Costs

     We pay all of the administrative costs of the plan. You will pay a brokerage commission when the common stock is bought or sold on the open market. When the plan buys the common stock directly from us, you pay no brokerage commission. There is no processing fee when we sell shares on your behalf.

Plan Enrollment

     If you currently are a shareholder of record, you may enroll in the plan at any time by completing and returning an enrollment form. Requests for such forms should be directed to us, by telephone, in writing or e-mail.

               Western Resources, Inc.
               Shareholder Services
               P.O. Box 750320
               Topeka, Kansas  66675-0330
               Toll-free:  1-800-527-2495
               e-mail:  sharsvcs@wr.com

     If you are not a shareholder of record, you may join the plan by completing and returning an enrollment form together with an initial payment of not less than the amount specified in the enrollment form and not more than $10,000 per month, unless granted a request for waiver, which will be used to purchase common stock for your account. The $10,000 maximum may be waived by us by prior written request.

     A beneficial owner may participate in the plan by either transferring shares to their name or making arrangements with their broker, bank or nominee to participate in the plan on the participant's behalf. A beneficial owner is a shareholder whose shares of common stock are registered in a name other than his or her name, for example, in the name of a broker, bank or other nominee. Beneficial owners must instruct the broker, bank or nominee who holds their shares to participate in the plan on their behalf. If a broker, bank or nominee holds shares of a beneficial owner through a securities depository, the broker, bank or nominee will be required to provide a broker and nominee form to us in order to participate in the optional cash investment portion of the plan.

     Purchases of common stock for your account are made as soon as practicable after receipt of your investment, and in no event later than 35 days after receipt, provided that it is received by us at least three business days prior to an investment date. For months in which a dividend is paid, the dividend payment date is an investment date. Other investment dates shall be determined solely at our discretion, although it is expected that purchases for plan participants will be made at least twice during each month, usually around the 1st and 15th of the month. Purchases may be made over a period of several days if purchased on the open market. All such purchases will be aggregated for the investment date.

     Enrollment forms with initial investments must be received by us at least three business days prior to the investment date and are subject to review by us. Interest is not paid on any payments received, and they do not earn dividends prior to their investment. Therefore, it is to your benefit to mail the payments so that they are received shortly, but not less than three business days, before an investment date.

     All initial investments must be made by check for U.S. dollars, drawn on a U.S. bank and payable to "Western Resources," and are subject to collection by us for the full face value in U.S. funds. As soon as practicable after completion of your initial investment, we will mail to you a statement notifying you of the establishment of your account and setting forth the details of such investment. Receipt of such statement serves as notification of your enrollment in the plan. Other forms of payment, such as wire transfers, may be made, but only if approved in advance by us. Inquiries about other forms of payment should be directed to us at the address listed on page 7.

Employee Enrollment

     Any employee of ours or any of our subsidiaries, as selected from time to time by us, may join the plan at any time either by completing the employee enrollment form and returning it to Shareholder Services, or by enrolling in the same manner as any other eligible person described under plan enrollment. The $250 and $50 minimums for initial investments and optional cash investments, respectively, will not apply to payments made through payroll deductions.

     The employee enrollment form allows participating employees to decide the dollar amount, if any, to be deducted from their paychecks for each pay period. Any deductions will be used to purchase full and fractional shares of our common stock. The employee enrollment form allows an employee to choose a reinvestment option for participation in the plan.

     Payroll deduction authorizations will remain in effect until canceled by the employee. The employee must specify the amount to be withheld each month. The minimum deduction per pay period is $10. Payroll deductions will be invested at the next investment period provided an authorization is received at least five business days before the investment date.

Dividend Reinvestment Options

     The enrollment form allows you to choose a reinvestment option for participation in the plan. If not specified otherwise, the account will be enrolled for full dividend reinvestment. By choosing the appropriate box, you may select:

 .    Full Dividend Reinvestment -- Reinvest all cash dividends on all certificated shares held by you and on all book-entry shares credited to your plan account. Optional cash investments may be made at any time.

 .    Partial Dividend Reinvestment -- Receive cash dividends on a specified number of your shares of common stock and reinvest the cash dividends on the remainder of your shares. The shares specified to receive cash dividends may be made up of a combination of certificate and book-entry shares credited to your account. You may elect to have cash dividend payments not reinvested paid by check or through electronic direct deposit. Optional cash investments may be made at any time.

 .    Optional Cash Investments Only -- Receive cash dividends on all shares credited to your account, certificated shares held by you and book-entry shares held by the plan for you. Optional cash investments may be made at any time.

       If you participate in the plan's dividend reinvestment option, reinvestment will commence with the first dividend payable after the dividend record date following your enrollment. Dividend record dates are publicly announced by us, and are generally the 9th day of March, June, September, and December.

       On each applicable investment date, we will promptly, after deducting withholding taxes, if any, commingle and pay over to the administrator all cash dividends payable on shares held in the plan for all participants who are reinvesting their dividends. These dividends will be used to purchase shares of common stock, which will be held by the administrator. We will credit the proportionate number of shares (computed to four decimal places without rounding) purchased to each participant's account.

Optional Cash Investment

       Once you are enrolled in the plan, you may purchase additional shares using the plan's optional cash investment feature. Purchases must be made in amounts of not less than $50, nor more than $10,000 per month, inclusive of your initial investment. Optional cash investments may be made in excess of $10,000 if you request a waiver from us.

       A broker, bank or nominee must use the broker and nominee form to make optional cash investments if the shares are held in the name of a securities depository. A broker and nominee form must accompany each optional cash investment made by the broker, bank or nominee holding shares on behalf of a beneficial owner in the name of a securities depository. The broker and nominee form will be furnished by us upon request.

       We will invest your payment on the next investment date, provided it is received at least three business days prior to that investment date. Your payment will be commingled with those of other participants and applied to the purchase of additional shares of common stock, which will be held in the plan.

       As is the case with initial investments, we will not pay interest on any optional cash investment amounts received and held for investment under the plan and payments do not earn dividends prior to their investment. Therefore, it is to your benefit to mail an optional cash investment so that we receive it shortly, but not less than three business days, before an investment date. To receive dividends, an optional cash investment must be received and invested on an investment date prior to the record date.

       All optional cash investments must be made by check for U.S. dollars, drawn on a U.S. bank and payable to "Western Resources," and are subject to collection by us for the full face value in U.S. funds. Other forms of payment, such as will transfers, may be made if approved in advance by us. You may contact us regarding other forms of payments at the address listed on page 7. CASH AND THIRD PARTY CHECKS ARE NOT ALLOWED.

       For optional cash investments made pursuant to a request for waiver, good and clear funds must be received by us prior to the first day of the pricing period.

Refunds of Initial Investments and Optional Cash Purchases

       Upon written request, we will refund your initial investment or any optional cash investment payments, provided your request is received by us at least three business days prior to the investment date following receipt of your payment. However, no refund will be made until the funds have been actually received by us.

Request for Waiver

       Optional cash investments made pursuant to a request for waiver are not subject to any predetermined maximum limit. We may establish each month a waiver discount for optional cash investments in excess of the $10,000 made pursuant to a request for waiver. The waiver discount, which may vary each month between 0% and 10%, will be established by us after a review of current market conditions, the level of participation and current and projected capital needs. The waiver discount may vary from the discount offered to reinvested dividends and optional cash investments that do not exceed the $10,000 per month maximum.

       For purposes of the maximum optional cash investment limitation, we may aggregate all optional cash investments for participants with more than one account using a social security or tax identification number. Unless we determine that reinvestment of dividends and optional cash investments for each such account would be consistent with the purposes of the plan, we will have the right to aggregate all such accounts and return, without interest, any amounts in excess of the investment limitations applicable to a single account in respect of all such accounts. Participants that are unable to supply a social security or tax identification number may be limited to only one plan account. All plan accounts we believe to be under common control or management or to have common ultimate beneficial ownership may be aggregated.

       Optional cash investments in excess of $10,000 per month may be made only pursuant to a request for waiver accepted by us. Participants who wish to submit an optional cash investment in excess of $10,000 for any waiver investment date must obtain the prior written approval of us and a copy of such written approval must accompany any such optional cash investment. One waiver investment date will occur each month, usually on the last business day of the month, although we shall determine the timing of the waiver investment date. Appendix I provides information regarding pricing periods and investment dates. A request for waiver should be directed to us via facsimile at (785) 575-1796. We have sole discretion to grant any approval for optional cash investments in excess of the allowable maximum amount.

       In deciding whether to approve a request for waiver, we will consider relevant factors including, but not limited to, whether the plan is then acquiring newly issued shares of common stock or acquiring shares through open market purchases or privately negotiated transactions, our need for additional funds, the attractiveness of obtaining such funds through the sale of common stock under the plan in comparison to other sources of funds, the purchase price likely to apply to any sale of common stock under the plan, the participant submitting the request, including the participant's prior participation in the plan and the number of shares of common stock held of record by the participant and the aggregate amount of optional cash investments in excess of $10,000 for which request for waiver have been submitted by all participants. If requests for waiver are submitted for any investment date for an aggregate amount in excess of the amount we are willing to accept, we may honor such requests in order of receipt, pro rata, or by any other method we determine is appropriate.

       Waiver Discount. Each month, at least three business days prior to the first day of an applicable pricing period, we may establish a discount from the market price applicable to optional cash investments made pursuant to a request for waiver. The discount may be between 0% and 10% of the purchase price and may vary each month, but once established will apply uniformly to all optional cash investments made pursuant to a request for waiver for that month. The waiver discount will be established in our discretion after a review of current market conditions, the level of participation in the plan and current and projected capital needs. Participants may obtain the waiver discount applicable to the next pricing period by telephoning us at (785) 575-8330. Setting a waiver discount for a particular month shall not affect the setting of a waiver discount for any subsequent month. The waiver discount will apply to the entire optional cash investment and not just the portion of such investment that exceeds $10,000. The waiver discount will apply to optional cash investments of $10,000 or more made pursuant to the request for waiver.

       Threshold Price. We may establish for any pricing period a minimum price as the threshold price applicable to optional cash investments made pursuant to requests for waiver. At least three business days prior to the first day of the applicable pricing period, we will determine whether to establish a threshold price, and if a threshold price is established, its amount. This determination will be made by us in our discretion after a review of current market conditions, the level of participation in the plan and current and projected capital needs.

       The threshold price, if established, will be stated as a dollar amount that the average of the high and low sale prices of the common stock on the NYSE for each trading day of the relevant pricing period must equal or exceed. If the threshold price is not satisfied for a trading day in the pricing period, then that trading day will be excluded from the pricing period and all trading prices for that day will be excluded from the determination of the purchase price. A day will also be excluded if no trades of common stock are made on the NYSE for that day.

       In addition, a portion of the optional cash investments will be returned for each trading day of the pricing period in which the threshold pricing is not satisfied, or for each day in which no trades are reported on the NYSE. The returned amount will equal one-twelfth of the total amount of the optional cash investment amount for each trading day the threshold pricing is not satisfied.

       The establishment of the threshold pricing and the possible return of the investment applies only to the optional cash investments made pursuant to the request for waiver. Setting a threshold price for a pricing period shall not affect the setting of a threshold price for any particular month. We are not required to provide written notice to participants of the threshold price for any subsequent pricing period. We may waive the setting of a threshold price for any pricing period. Participants may find out if a threshold price has been set or waived for any pricing period by contacting us at (785) 575-8330.

       Any person who acquires shares of common stock through the plan and resells them shortly before or after acquiring them may be considered to be an underwriter within the meaning of the Securities Act of 1933, as amended. We expect that certain persons will acquire shares of common stock utilizing the request for waiver and resell those shares in order to obtain the financial benefit of any waiver discount then offered under the plan. We have no arrangement or understanding, formal or informal, with any person relating to a distribution of shares to be purchased pursuant to the plan.

Returned Checks

       In the event that any check is returned unpaid for any reason, we will consider the request for investment of such funds null and void. We shall be entitled to remove from the participant's account any shares purchased upon the prior credit of such funds. We shall thereupon be entitled to sell those shares to satisfy any uncollected amount. If the net proceeds of such sale are insufficient to satisfy the balance of such uncollected amount, we will, in addition to any other rights we may have, be entitled to sell such additional shares from the participant's account as necessary to satisfy the uncollected balance.

Purchase of Shares

       Shares may be purchased for the plan from us, to the extent we make such shares available, from any securities exchange where common stock is traded, in the over-the-counter market, or by negotiated transactions.

       We may commingle each participant's funds with those of other participants for the purpose of executing purchases. Neither we nor any affiliated purchasers will exercise any direct or indirect control or influence over the times when or prices at which the independent agent may make open market purchases of common stock for the plan, or the amounts of shares to be purchased.

       The price that you will pay for any shares purchased will be either (a) the average cost of all shares purchased for the applicable investment date, which cost includes brokerage commissions of approximately $.05 per share, if purchased on the open market or by negotiated transaction, (b) the average of the high and low sales prices of the shares of common stock for the applicable investment date, as reported on the consolidated reporting system of the New York Stock Exchange less any applicable discount, if the shares are purchased from us, or (c) for shares purchased under the request for waiver, the average of the daily high and low sales prices of the common stock as reported on the NYSE for the twelve trading days immediately preceding the applicable waiver investment date, less any applicable discount.

       The discount, currently 3%, may vary between 0 and 10%, and will be established by us after a review of current market conditions, the level of participations and current and projected capital needs. If our common stock is not traded on that date, we use the prices from the previous trading day.

       Under the plan, you do not have the ability to order the purchase of a specific number of shares, the purchase of shares at a specified price or a particular date of purchase, as could be done with respect to purchases through a broker.

       A statement will be mailed each quarter indicating, among other things, the amount invested, the average cost per share, and the number of shares purchased.

Automatic Electronic Investment

       You may make optional cash investments by means of automatic electronic investments of not less than $35, nor more than the monthly limit of $10,000, by monthly electronic funds transfers from a predesignated U.S. account. Automatic electronic investments may be made from accounts at any bank, savings association, credit union or other financial institution that is a member of the National Automated Clearing House Association (NACHA).

       To initiate automatic electronic investments, you must complete and sign the automatic electronic investment authorization found on the enrollment form and return it to us together with a voided blank check or deposit slip for the account from which funds are to be drawn. Forms will be processed and will become effective as promptly as practicable. To be effective with respect to a particular investment date, however, the automatic electronic investment authorization must be received by us at least three business days preceding the date for electronic transfer of funds.

       Once automatic electronic investment is initiated, funds will be drawn from your designated account on the date specified on the enrollment form, generally the 10th of each month (or, if the 10th day is not a business day, the first business day thereafter), and will be invested in common stock during the next investment period following the date of such draft.

       You may change the amounts of your future automatic electronic investments by completing and submitting to us a new enrollment form. You may terminate your automatic electronic investments by notifying us in writing.

       Electronic direct deposit of cash dividends that participants elect to receive also is available through the plan.

Sale of Shares

       You can sell all or part of your shares held in the plan by furnishing us with written instructions, signed by all registered holders. You may sell only whole shares, not fractional shares, if the sale is for less than all of the shares in your account. We cannot, however, sell for you any certificated shares that you may be holding unless they are first deposited into the plan pursuant to Certificate Safekeeping.

       Sales for plan participants are made as soon as practicable after we receive written instructions from the participant. Requests to sell plan shares will be aggregated and processed at least once a week. Shares will be sold on the open market at prevailing market prices.

       When you sell your shares, the price per share that you will receive is the average of the proceeds from all shares sold, less your proportionate share of the brokerage commission of approximately $.07 per share, transfer taxes, if any, and withholding tax, if any. Under the plan, you do not have the ability to sell your shares at a specified price or on a particular date, as could be done with respect to sales through a broker.

       With respect to the sale of fractional shares if your entire plan account is terminated, we will pay cash to you in an amount determined in the same manner as provided with respect to the sale of full shares.

Stock Certificates

       All shares purchased on your behalf through the plan will be held in the plan in book-entry form. You can, however, at any time and without charge, obtain a certificate for all or part of the full shares credited to your plan account by making a request in writing to us.

       Shares credited to your plan account may not be pledged as collateral. If you wish to pledge shares held in your plan account, you must request that we issue a certificate for a designated number of shares.

Certificate Safekeeping

       The plan's Certificate Safekeeping allows you to deposit into the plan common stock certificates held by you for safekeeping. The advantages of Certificate Safekeeping are:

 .    The risk associated with the loss of your stock certificates is eliminated.
     If your certificates are lost or stolen, you cannot sell or transfer them without first obtaining replacement certificates. This process could take several weeks and will result in cost and paperwork, both for you and for us.

 .    Certificates deposited with the plan are treated in the same manner as shares purchased through the plan, and may be conveniently sold or transferred through the plan.

       To participate in Certificate Safekeeping, you must complete and return an enrollment form along with common stock certificates you wish to deposit. You can obtain an enrollment form by calling or writing our Shareholder Services Department at the address shown on page 7. If you have lost any of your certificates, they must be replaced before you can participate in Certificate Safekeeping.

Transfer of Shares Held in the Plan

       You may change the ownership of all or part of your plan shares through a gift, a private sale or otherwise by mailing to us a properly executed stock assignment form (which you can obtain from us or a financial institution), a signature guarantee, and a letter of instruction.

       Unless instructed otherwise, we will retain the shares, and enroll the transferee in 100% dividend reinvestment, provided they are eligible to participate. The new participant will receive a statement showing the number of shares thus transferred and now held in his or her plan account.

Changing Your Plan Options

       You can change the elections you have made under the plan at any time by providing written notice to us. We will accept notice from only you or a person duly authorized by you in writing to act on your behalf. Changes in elections will be processed in the same manner and be effective as new enrollments.

       You may cease the reinvestment of your dividends and elect to receive them, instead, by check or electronic direct deposit. You may continue to hold your shares in book-entry and receive a cash dividend. You may continue to buy shares with optional cash investments or sell some, or all, of your shares, as desired.

       Your enrollment in the plan may be automatically terminated if you no longer hold any shares of record and your plan shares total less than one full share of common stock. Upon automatic termination, you will receive a check for the proceeds from the sale of the fractional share, less brokerage commission, transfer taxes, if any, and withholding tax, if any.

       With respect to the sale of fractional shares, we will pay cash to you in an amount determined in the same manner as provided with respect to the sale of full shares.

       Stock certificates and/or checks will be forwarded to only you or your legal representative made out the same as your account registration.

Tax Consequences of Participation in the Plan

       The amount of cash dividends paid by us is considered taxable income, even though reinvested under the plan. The information return sent to you on Form 1099-DIV and the IRS at year-end will show as dividend income the full amount of dividends reinvested under the plan, as well as cash dividends paid directly to you, if any, and the amount of any discount received for common stock purchases. For U.S. Federal income tax purposes, the cost basis of shares of common stock acquired through the plan on any given investment date will be determined by dividing the total of the dividends reinvested net of taxes withheld, if any, and your optional cash purchase, if any, by the number of shares of common stock, including fractional shares, if any, acquired on your behalf on that investment date. THESE STATEMENTS ARE YOUR CONTINUING RECORD OF THE COST OF YOUR PURCHASES AND SHOULD BE RETAINED FOR TAX PURPOSES.

       In the case of shareholders whose dividends are subject to U.S. Federal income tax withholding, or backup withholding, we will reinvest dividends less the amount of tax required to be withheld.

       The sale of shares through the plan will be reported to the IRS and you on Form 1099-B.

       You should consult with your tax advisor for advice applicable to your particular situation.

Stock Splits, Stock Dividends and Rights Offerings

       Any dividends in the form of shares of stock and any shares resulting from a stock split on shares held of record by the plan will be added proportionately to your account. In the event that we make available to our holders of common stock rights to subscribe to additional shares, debentures or other securities, we will sell the rights received on shares held of record by the plan and will invest the proceeds from the sale in additional shares of common stock which will be credited proportionately to your account. Participants wishing to be in a position to exercise such rights may withdraw shares credited to their plan account as described under "Stock Certificates."

Voting Rights

       A proxy card will be mailed to you representing the shares of common stock held in your plan account combined with any other shares of common stock that you may own of record. Shares credited to your account under the plan on the record date for a vote of shareholders will be voted in accordance with your instructions.

Limitations on Liability

       Neither we nor our agents, employees, officers and directors shall be liable for any act done in good faith or for any omission to act, including, without limitation, any claims of liability (a) with respect to the prices at which shares are purchased or sold for your account and the times when such purchases or sales are made (provided, however, that nothing herein shall be deemed to constitute a waiver of any rights that you might have under the Securities Act of 1933 or other applicable federal securities laws), or (b) for any fluctuation in the market value before or after purchase or sale of shares, or (c) arising out of failure to terminate a participant's account upon the participant's death prior to receipt of written evidence of such death.

Changes to the Plan

       We reserve the right to amend, modify, suspend or terminate the plan at any time. No such modification may, however, make it possible for any assets held in the plan accounts to be used for any purpose other than the exclusive benefit of the participants.

                                USE OF PROCEEDS

       Since the requirements of plan participants may be satisfied by either the issuance of new shares of common stock by us, or purchases of shares of common stock in the open market, the number of shares of common stock, if any, that we ultimately will sell under the plan, or the prices at which shares will be sold, is not known. If shares are purchased in the open market, we will not receive any proceeds. If purchases of common stock are made directly from us, we intend to use the net proceeds for working capital, for retirement of debt and for other general corporate purposes.

       Any person who acquires shares of common stock through the plan and resells them shortly before or after acquiring them may be considered to be an underwriter within the meaning of the Securities Act of 1933, as amended. We expect that certain persons will acquire shares of common stock utilizing the request for waiver and resell those shares in order to obtain the financial benefit of any waiver discount then offered under the plan. We have no arrangement or understanding, formal or informal, with any person relating to a distribution of shares to be received pursuant to the plan.

                     PLAN OF DISTRIBUTION AND UNDERWRITERS

       Pursuant to the plan, we may be requested to approve optional cash investments in excess of the allowable maximum amounts pursuant to requests for waiver on behalf of participants that may be engaged in the securities business. In deciding whether to approve such a request, we will consider relevant factors including, but not limited to, whether the plan is then acquiring newly issued shares of common stock or acquiring shares through open market purchases or privately negotiated transactions, our need for additional funds, the attractiveness of obtaining such funds by the sale of common stock under the plan in comparison to other sources of funds, the purchase price likely to apply to any sale of common stock, the participant submitting the request, including the extent and nature of such participant's prior participation in the plan and the number of shares of common stock held of record by such participant, and the aggregate number of requests for waiver that have been submitted by all participants. Persons who acquire shares of common stock through the plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934 and may be considered to be underwriters within the meaning of the Securities Act of 1933. We will not extend to any such person any rights or privileges other than those to which it would be entitled as a participant, nor will we enter into any agreement with any such person regarding such person's purchase of such shares or any resale of distribution thereof. We may, however, approve requests for optional cash investments by such persons in excess of allowable maximum limitations. If such requests are submitted for any investment date for an aggregate amount in excess of the amount we are willing to accept, we may honor such requests in order of receipt, pro rata or by any other method which we determine to be appropriate.

                                    EXPERTS

       The financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indi-cated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                LEGAL OPINIONS

       Richard D. Terrill, Executive Vice President and General Counsel of Western Resources, will issue an opinion regarding certain legal matters in connection with the common stock offered hereby. At July 31, 2000, Mr. Terrill owned directly and/or beneficially 5,456 shares of common stock and had been granted pursuant to and subject to the terms of Western Resources' long-term incentive and compensation programs, 60,900 performance shares and stock options exercisable for 32,200 share of common stock.

                           NO OTHER REPRESENTATIONS

       No person is authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this prospectus or an offer to sell or a solicitation of an offer to buy such securities in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Western Resources since the date hereof, or that the information herein contained or incorporated by reference is correct as of any time subsequent to the date hereof.

                                                                      APPENDIX I


                            WESTERN RESOURCES, INC.

                              REQUEST FOR WAIVER
                      OPTIONAL CASH INVESTMENTS SCHEDULE

Threshold Price
Waiver Discount       Optional Cash Investment      Pricing Period Commencement      Investment
Set Date              Due Date                      Date                             Date
----------------      ------------------------      ---------------------------      ----------
September 8, 2000     September 12, 2000            September 13, 2000               September 29, 2000
October 10, 2000      October 12, 2000              October 13, 2000                 October 31, 2000
November 7, 2000      November 9, 2000              November 13, 2000                November 30, 2000
December 7, 2000      December 11, 2000             December 12, 2000                December 29, 2000
January 9, 2001       January 11, 2001              January 12, 2001                 January 31, 2001
February 6, 2001      February 8, 2001              February 9, 2001                 February 28, 2001
March 9, 2001         March 13, 2001                March 14, 2001                   March 30, 2001
April 6, 2001         April 10, 2001                April 11, 2001                   April 30, 2001
May 9, 2001           May 11, 2001                  May 14, 2001                     May 31, 2001
June 8, 2001          June 12, 2001                 June 13, 2001                    June 29, 2001
July 10, 2001         July 12, 2001                 July 13, 2001                    July 31, 2001
August 10, 2001       August 14, 2001               August 15, 2001                  August 31, 2001
September 7, 2001     September 11, 2001            September 12, 2001               September 28, 2001
October 10, 2001      October 12, 2001              October 15, 2001                 October 31, 2001
November 7, 2001      November 9, 2001              November 13, 2001                November 30, 2001
December 7, 2001      December 11, 2001             December 12, 2001                December 31, 2001
January 9, 2002       January 11, 2002              January 14, 2002                 January 31, 2002
February 6, 2002      February 8, 2002              February 11, 2002                February 28, 2002
March 7, 2002         March 11, 2002                March 12, 2002                   March 28, 2002
April 9, 2002         April 11, 2002                April 12, 2002                   April 30, 2002
May 9, 2002           May 13, 2002                  May 14, 2002                     May 31, 2002
June 7, 2002          June 11, 2002                 June 12, 2002                    June 28, 2002
July 10, 2002         July 12, 2002                 July 15, 2002                    July 31, 2002
August 9, 2002        August 13, 2002               August 14, 2002                  August 30, 2002

                            WESTERN RESOURCES, INC.
                          DIRECT STOCK PURCHASE PLAN



                                  PROSPECTUS

                            Dated August ___, 2000

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

An estimate of expenses, other than underwriting discount, follows:

     Securities and Exchange Commission registration fee......................................    $28,958
     Fees of New York Stock Exchange for listing..............................................    $22,500
     Printing.................................................................................    $ 2,500
     Legal fees and expenses..................................................................    $ 5,000
     Accountants' fees and expenses...........................................................    $ 2,500
     Miscellaneous expenses...................................................................    $10,000

               Total..........................................................................    $71,458

_____________

* All expenses, except the Securities and Exchange Commission registration fee, are estimated for the life of the plan.

Item 15.  Indemnification of Directors and Officers.


     Article XVIII of the registrant's Restated Articles of Incorporation, as amended, provides that a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of the Kansas General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. This provision is specifically authorized by Section 17-6002(b)(8) of the Kansas General Corporation Law.

     Section 17-6305 of the Kansas General Corporation Law (the "Indemnification Statute") provides for indemnification by a corporation of its corporate officers, directors, employees and agents. The Indemnification Statute provides that a corporation may indemnify such persons who have been, are, or may become a party to an action, suit or proceeding due to his or her status as a director, officer, employee or agent of the corporation. Further, the Indemnification Statute grants authority to a corporation to implement its own broader in-demnification policy. Article XVIII of the registrant's Restated Articles of Incorporation, as amended, requires the corporation to indemnify its directors and officers to the fullest extent provided by Kansas law. Further, as is provided for in Article XVIII, the registrant entered into indemnification agreements with its directors, which provide indemnification broader than that available under Article XVIII and the Indemnification Statute.

Item 16.  Exhibits.

     The Exhibits to this Registration Statement are listed in the Exhibit Index on Page E-1 of this Registration Statement, which Index is incorporated herein by reference.

Item 17.  Undertakings.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
     Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Western Resources, Inc., the Registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Topeka, State of Kansas on the 22nd day of August, 2000.

                              WESTERN RESOURCES, INC.
                                  (Registrant)

                              By: /s/ David C. Wittig
                                  --------------------------------------------
                                  David C. Wittig
                                  Chairman of the Board,
                                  President and Chief
                                  Executive Officer

     Each person whose signature appears below appoints David C. Wittig, James
A. Martin and Richard D. Terrill and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3 and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons, in the capacities and on the dates indicated.


Signature                                  Title                                       Date
---------                                  -----                                       ----
/s/ David C. Wittig                        Chairman of the Board, President and        August 22, 2000
-----------------------------------------  Chief Executive Officer (Principal
David C. Wittig                            Executive Officer)


/s/ James A. Martin                        Senior Vice President and Treasurer         August 22, 2000
-----------------------------------------  (Principal Financial and Accounting
James A. Martin                            Officer)

/s/ Frank J. Becker
-----------------------------------------  Director                                    August 22, 2000
Frank J. Becker

/s/ Gene A. Budig
-----------------------------------------  Director                                    August 22, 2000
Gene A. Budig

/s/ Charles Q. Chandler IV
-----------------------------------------  Director          August 22, 2000
Charles Q. Chandler IV

/s/ John C. Dicus
-----------------------------------------  Director          August 22, 2000
John C. Dicus

/s/ Owen F. Leonard
-----------------------------------------  Director          August 22, 2000
Owen F. Leonard

/s/ John C. Nettels, Jr.
-----------------------------------------  Director          August 22, 2000
John C. Nettels, Jr.

/s/ Jane Dresner Sadaka
-----------------------------------------  Director          August 22, 2000
Jane Dresner Sadaka

/s/ Louis W. Smith
-----------------------------------------  Director          August 22, 2000
Louis W. Smith

                               INDEX TO EXHIBITS




Exhibit
Number                              Exhibit
------                              -------

4(a)    --  Restated Articles of Incorporation of the company, as amended through May 25, 1988, incorporated by reference to Exhibit 4 to
            Registration Statement, SEC File No. 33-23022.
4(b)    --  Certificate of Amendment to Restated Articles of Incorporation of
            the company dated March 29, 1991, incorporated by reference to
            Exhibit 3 to Annual Report on Form 10-K for year ended December 31,
            1998.
4(c)    --  Certificate of Designations for Preference Stock, 8.5% Series,
            without par value, dated March 31, 1991, incorporated by reference to Exhibit 3(d) to Annual Report on Form 10-K for year ended
            December 31, 1993.
4(d)    --  Certificate of Correction to Restated Articles of Incorporation of
            the company dated December 20, 1991, incorporated by reference to
            Exhibit 3(b) to Annual Report on Form 10-K for year ended December
            31, 1991.
4(e)    --  Certificate of Designations for Preference Stock, 7.58% Series,
            without par value, dated April 8, 1992, incorporated by reference to
            Exhibit 3(e) to Annual Report on Form 10-K for year ended December
            31, 1993.
4(f)    --  Certificate of Amendment to Restated Articles of Incorporation of
            the company dated May 8, 1992, incorporated by reference to Exhibit
            3(c) to Annual Report on Form 10-K for year ended December 31, 1994.
4(g)    --  Certificate of Amendment to Restated Articles of Incorporation of
            the company dated May 26, 1994, incorporated by reference to Exhibit
            3 to Quarterly Report on Form 10-Q for quarter ended June 30, 1994.
4(h)    --  Certificate of Amendment to Restated Articles of Incorporation of
            the company dated May 14, 1996, incorporated by reference to Exhibit
            3(a) to Quarterly Report on Form 10-Q for quarter ended June 30,
            1996.
4(i)    --  Certificate of Amendment to Restated Articles of Incorporation of
            the company dated May 12, 1998, incorporated by reference to Exhibit
            3 to Quarterly Report on Form 10-Q for quarter ended March 31, 1998.
4(j)    --  Certificate of Amendment to Restated Articles of Incorporation of
            the company dated July 23, 1999, incorporated by reference to
            Exhibit 3 to Quarterly Report on Form 10-Q for quarter ended
            September 30, 1999.
5       --  Opinion of Richard D. Terrill, Esq.
23(a)   --  Consent of Richard D. Terrill, Esq. (contained in Exhibit 5)
23(b)   --  Consent of Arthur Andersen LLP
24      --  Power of Attorney (set forth on the signature page of this
            Registration Statement)

                                      E-1